Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-165263) of our reserve reports setting forth the interests of Plains Exploration & Production Company and its subsidiaries (collectively, the “Company”) relating to the estimated quantities of certain of the Company’s proved and probable reserves of oil and gas and present values thereof for certain periods originally included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission on February 24, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Houston, Texas	NETHERLAND, SEWELL & ASSOCIATES, INC.
October 22, 2012

	By:	/s/ Danny D. Simmons, P.E.

Danny D. Simmons, P.E.
President and Chief Operating Officer